Exhibit 10.1

PURCHASE & SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”), is made on                    between NJW OKLAHOMA ACQUISITIONS COMPANY, INC, with its principal office at 2601 South Lake Drive, Texarkana, TX 75501, and phone number is 903-934-3034 hereinafter the (“Seller”) and TRULEUM, INC., a Colorado corporation, whose address is 14143 Denver West Parkway Suite 100, Golden, CO 80401 hereinafter the (“Buyer”).

A.         RECITALS

WHEREAS, the Seller is the owner of oil and gas leases with wells and production equipment, oil and gas fixtures and personal property located thereon, and desires to sell and convey to the Buyer all of its interest in these oil and gas leases, including the equipment, fixtures, and personal property located on such leases, and

WHEREAS, the Seller is the owner of certain real property and desires to sell and convey to the Buyer all of its interest in such real property including the buildings and improvements which are located thereon, and

WHEREAS, the Seller is the owner of certain personal property, including, but not limited to, such other personal property as held by the Seller and desires to sell and convey to the Buyer all its interest in such personal property, and

WHEREAS, the Buyer desires to purchase and acquire from the Seller all of its right, title and interest to any and all of its assets owned by the Seller in the counties of Noble, Kay, Payne, and Pawnee identified herein which consist of oil and gas leases, minerals, overriding royalty interests, real property and personal property as set forth in this agreement, subject to the terms and conditions of this agreement.

The parties hereby mutually agree as follows:

1)

The Seller agrees to sell, and the Buyer agrees to purchase all of the Seller’s leasehold and/or working interest in the oil and gas leases being legally described on “Exhibit A”, attached hereto and made a part hereof and “Exhibit B” wells to be transferred, In addition, the Seller will transfer to the Buyer all of its right, title and interest in all of the equipment, fixtures and personal property located thereon or used in conjunction therewith and all other rights in these oil and gas leases of any kind. The Seller further warrants and represents to the Buyer that the oil and gas leases, equipment, fixtures, and personal property located thereon are free and clear of all liens and encumbrances.

2)

The Seller agrees to sell, and the Buyer agrees to purchase all the real property located in the State of Oklahoma and being legally described on “Exhibit C”, attached hereto, and made a part hereof. In addition, the Seller will transfer to the Buyer all its rights, title, and interest to all the infrastructure, equipment, and personal property which is located on such property, including pipelines, right-of-ways, and easements as described on Exhibit “D”.

3)

The Seller agrees to sell, and the Buyer agrees to purchase all the Seller’s personal property and equipment which are identified on “Exhibit D” which is attached hereto and made a part hereof. It is the express intent of this agreement that all personal property and equipment of the Seller, including, but not limited to, all personal property included in the supply yard of Seller and on the referenced producing wells (PDP) and non-producing wells (PDNP), shall be conveyed to the Buyer as a part of this sales transaction as described on “Exhibit D”. ~~Seller shall provide a list of any property that will be specifically excluded from the sale and that shall be attached as~~ “~~Exhibit E~~”~~.~~

4)	Closing

a)

Closing will occur on or before September 29, 2023~~. being 60 business days from the signing date of the Letter of Intent To Purchase dated 5/12/23)~~ or such other date on which Purchaser and Seller may mutually agree. At closing, Buyer will release payment from escrow to Seller the full purchase price. The Seller shall furnish to the Buyer all the records concerning the oil and gas leases and/or real or personal property which are the subject of this sale. Records located at 2601 South Lake Drive, Texarkana, TX 75501 will be available for pick up the day of closing and Buyer will have two weeks to take possession. Due to the volume of these documents, 24-hour notification must be made prior to pick up. These records shall include, but not be limited to, the well files, well logs, and all other data concerning the subject of oil and gas leases. Seller will provide all well files and executed conveyance documents necessary to transfer title to the Property including, but not limited to, assignments and letters-in-lieu. All Property will be provided free and clear of all liens and encumbrances created by, through, and under Seller. Closing will only be moved or changed as set out herein or upon a written agreement executed by both parties.

b)

At Closing, Buyer agrees to provide Seller a certified letter addressed to all necessary purchasers and relevant governmental entities including, but not limited to, the Bureau of Indian Affairs (“BIA”), the Bureau of Land Management (BLM), and any relevant tribal government, stating that Buyer has entered into an agreement to purchase Seller’s leases effective July 1, 2023. and that all expenses and obligations is the responsibility of the Buyer and new operator. Buyer will be responsible for escrowing ONE HUNDRED THOUSAND DOLLARS ($100,000.00) which consists of a TWENTY-FIVE THOUSAND DOLLAR ($25,000.00) BLM bond and a SEVENTY-FIVE THOUSAND DOLLAR ($75,000.00) BIA bond. Buyer will have 5 days to create new account with utility companies and remove from Seller account. Note Seller will retain all deposits.

5)

The purchase price to be paid by the Buyer to the Seller for all of its interest in the oil and gas leases, real property, minerals, overriding royalty interests and personal property, which is owned by the Seller, shall be the sum of SIX MILLION FIVE HUNDRED THOUSAND DOLLARS ($6,500,000.00) to be paid three business day prior to closing to seller’s attorneys escrow and be released at the time of closing. An escrow agreement will be executed by the parties prior to the tendering of any monies and executed at closing approving any distribution of funds.

6)

It is the express intent of this agreement that all assets owned by the Seller in the following counties (Pawnee, Payne, Kay, and Noble) shall be transferred to the Buyer as a part of this sales transaction whether or not such asset is listed on an Exhibit to this agreement. Should it be determined that an additional instrument is required to transfer such asset after closing, the Seller agrees to execute all necessary documents to effectuate the transfer of such assets from the Seller to the Buyer, upon Buyer’s written request. Such documents will not be unreasonably withheld.

7)	The Assignment of the working interest in the oil and gas leases legally described herein from the Seller to the Buyer shall be made without warranty of title either express or implied.

8)	The transfer of the real property shown on “Exhibit C” shall be made by Assignment or Warranty Deed, from the Seller to the Buyer.

9)	The transfer of the title of the personal property including, but not limited to, equipment shall be made by Bill of Sale.

10)	Seller Warranties:

a)

The Seller warrants that at the time of closing, that all received invoices for past operating expenses have or will be paid within 30 business days of closing and there will exist no basis for the filing of material/mechanic’s liens against the oil and gas leases which are the subject of this sale. Any monies that are paid by Seller after the effective date for the benefit of the properties being conveyed will be reimbursed by Buyer upon the furnishing of a confirmation from Seller of the total amount of out-of-pocket expenses, if any. Seller must provide such accounting and request for reimbursement within ninety (90) days subsequent to closing.

b)

Authority and Enforceability. Seller has the requisite limited liability company power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of Seller, and no other limited liability company proceedings on the part of Seller are necessary to authorize the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller enforceable against it in accordance with its terms.

c)

No Violations. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Seller with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the Subject Interests.

d)

Litigation. Seller herein represents as follows: (no written claim, written demand, written filing, litigation, arbitration, investigation or other proceeding is pending or, to Seller’s Knowledge, threatened against Seller relating to any of the Subject Interests before any court, arbitrator or Governmental Authority; and (b) Seller is not subject to any outstanding injunction, judgment, order, decree or ruling relating to the Subject Interests (other than routine oil and gas field regulatory orders). There is no litigation, proceeding or investigation pending or, to Seller’s Knowledge, threatened against or affecting Seller that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller in connection with the transactions contemplated hereby.

e)

Taxes. During the period of Seller’s ownership of the Subject Interests up to the Effective Time, to Seller’s Knowledge, all material ad valorem, property, severance, excise and similar taxes and assessments based on or measured by the value of the Subject Interests or the production of Hydrocarbons or the receipt of proceeds with respect to such Subject Interests that have become due and payable have been paid. With respect to all Taxes related to the Assets, Seller warrants and represents all reports, returns, relating to the Assets required to be filed on or before the Closing Date by Seller with respect to any Taxes have been or will be timely filed with the appropriate Governmental Body in all jurisdictions.

f)

Compliance with Laws and Permits. To Seller’s Knowledge, Seller is not in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under any Law or judgment of any Governmental Authority applicable to the Subject Interests except for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on Seller. Seller has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of Governmental Authorities necessary for the lawful conduct of its business with respect to the Subject Interests or the lawful ownership, use and operation of the Subject Interests.

g)	Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller.

h)

Oil and Gas Operations. To Seller’s Knowledge, all Wells owned or operated by Seller have been drilled and/or completed, operated and (if produced) produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and pooling and unit agreements. To Seller’s Knowledge, with respect to the Leases, unit agreements, pooling agreements, communitization agreements and other documents creating interests comprising the Subject Interests, (i) Seller has fulfilled all requirements in all material respects for filings, certificates, disclosures of parties in interest, and other similar matters contained in such leases or other documents (or otherwise applicable thereto by law, rule or regulation) and is fully qualified to own and hold all such Leases and other interests; (ii) there are no provisions applicable to such Leases and other documents which increase the royalty share of the lessor or overriding royalties thereunder that are not reflected in the interests set forth in Exhibit B .

i)	Royalties. To Seller’s Knowledge, Seller has not been and is not in breach of any payment obligations under any of the Leases where such breach would result in automatic termination of any such Lease.

11)

The oil and gas leases being conveyed from the Seller to the Buyer are transferred without warranty of any kind by the Seller to the Buyer concerning the productive capability of such oil and gas leases. Therefore, the Buyer accepts the oil and gas leases without any warranty either express or implied as to the productive capabilities of the oil and gas leases. Further, the Buyer expressly acknowledges that the Seller has in no manner induced the Buyer to purchase these oil and gas leases. In addition, the Buyer warrants and represents to the Seller that it purchased these oil and gas leases voluntarily and of its own accord and that the Buyer has made its own investigation concerning the oil and gas leases prior to the time of sale.

12)

All the personal property and equipment on the oil and gas leases are being transferred from the Seller to the Buyer “AS IS” and “WHERE IS” and the Seller in no manner warrants to the Buyer, the merchantability of the equipment, the condition of the equipment, or whether the equipment is suited for its particular use and/or purpose. This disclaimer of warranty extends to all wells, leases, personal property, real property, and any other assets conveyed. Additionally, the Buyer acknowledges it has independently reviewed and ascertained the viability of and value of all the property being conveyed and has not relied upon any statements of Seller for its evaluation of the properties it is acquiring.

13)	Buyer Due Diligence:

General. The Buyer has conducted due diligence to their satisfaction. If any further diligence is required they shall notify the Seller in writing.

14)

The Buyer shall be responsible to file for and pay any sales tax that may be imposed by this sales transaction and will hold the Seller harmless therefrom. Buyer agrees to appropriately evaluate and pay all relevant taxes unless specifically excluded herein. Buyer shall indemnify and hold harmless Seller from all associated sales tax liability.

15)

Seller shall sign, execute, and properly acknowledge all transfer orders as soon as the transfer orders are prepared by the respective oil and/or gas purchaser to allow the Buyer to receive the proceeds from the sale of oil and/or gas attributable to the Seller’s interest in the subject oil and gas leases.

16)

The real property with the improvements thereon identified on “Exhibit C” is being sold “AS IS” and “WHERE IS” and there are no warranties concerning the condition of the property by the Seller to the Buyer.

17)	The Seller shall pay all past ad valorem taxes on the property described on “Exhibit C” with the current year taxes being prorated between the Seller and Buyer as of the date of closing.

18)

The transfer of the oil and gas leases shall be effective as of October 1, 2023, and the Buyer shall be entitled to the proceeds from the sale of oil and/or gas attributable to the Seller’s interest in the oil and gas leases effective as of October 1, 2023. Therefore, the Seller shall be paid the proceeds of sale of all the oil in the tanks as of October 1, 2023 using purchasers method to calculate the amount owed to Seller from Buyer. In addition, the Buyer shall also be responsible to pay all reasonable operating expenses occurring on the oil and gas leases after October 1, 2023. Should there be curative issues that need to be corrected prior to closing the parties shall agree in writing to the change of the effective date of the sale of the leases. Should Seller be required to distribute to Buyer purchase payments of crude oil or file reports for a length of time greater than 30-days past the closing date, Buyer agrees to reimburse Seller for its reasonable time and expense of continuing such payments and reporting. Seller agrees to take all necessary steps to maintain the leases in good standing and fully communicate with the Buyer immediately about any issues that may arise on the leases.

19)	Allocation of Costs and Expenses and Adjustments to Purchase Price at the Closing.

a)	At the Closing, the Purchase Price shall be increased by the following amounts (without duplication):

i.

the value of all oil contained in the storage tanks, less 1’ 4” in each tank for BS&W, using the WTI oil price, less normal differentials, and reduced to the Seller’s interest. Seller shall provide any such amounts to the Purchaser within 10 days after the Closing Date. Purchaser may, at its discretion, coordinate a representative to attend the gauging of all tanks on September 30, 2023..

b)	Post-Closing Allocations and Adjustments to Purchase Price.
i.

On or before ninety (90) days after the Closing Date, Seller shall prepare and deliver to Purchaser a revised Statement (“Final Settlement Statement”) setting forth the actual Purchase Price Allocations and Adjustments for any of the items included in the Purchase Price Allocations and Adjustments that were not fully known by the Parties as of the Closing Date. Each Party shall provide the other such data and information as may be reasonably requested to permit Seller to prepare the Final Settlement Statement or to permit Purchaser to perform or cause to be performed an audit of the Final Settlement Statement. The Final Settlement Statement shall become final and binding upon the parties on the thirtieth (30th) day following receipt thereof by Purchaser (the “Final Settlement Date”) unless Purchaser gives written notice of its disagreement (a “Notice of Disagreement”) to Seller prior to such date. Any Notice of Disagreement shall specify in reasonable detail the dollar amount and the nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Seller in a timely manner, then the Parties shall resolve the dispute evidenced by the Notice of Disagreement by mutual agreement, or otherwise in accordance with this Agreement.

ii.

If the amount of the adjusted Purchase Price as set forth on the Final Settlement Statement exceeds the amount of the Purchase Price paid at the Closing, then Purchaser shall pay in immediately available funds to Seller the amount by which the Purchase Price as set forth on the Final Settlement Statement exceeds the amount of the Purchase Price paid at the Closing.. All such payments required to be made under this Section shall be made within five (5) Business Days after the Final Settlement Date or, in the event a Notice of Disagreement is delivered to Seller, within five (5) Business Days after Seller and Purchaser mutually agree or the Designated Accountant renders a determination on the Final Settlement Statement.

iii.

Except as otherwise provided in this Agreement, any costs and expenses, including taxes (other than taxes on gross income, net income or gross receipts) relating to the Subject Interests which are not reflected in the Final Settlement Statement shall be treated as follows:

1.

All costs and expenses relating to the Subject Interests or which Seller is responsible shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser in immediately available funds for and indemnify, defend, and hold Purchaser harmless from and against the same; and

2.

All costs and expenses relating to the Subject Interests for which Purchaser is responsible shall be the sole obligation of Purchaser and Purchaser shall promptly pay, or if paid by Seller, promptly reimburse Seller in immediately available funds for and indemnify, defend and hold Seller harmless from and against the same.

3.

Transfer Taxes. All sales, use and other taxes (other than taxes on gross income, net income or gross receipts) and duties, levies or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement (including any interest or penalties with respect thereto) shall be the responsibility of, and shall be paid by, Purchaser. Seller and Purchaser agree to cooperate in establishing that the requirements of any applicable exemption from such taxes have been satisfied.

20)

The Buyer or its designee shall become record Operator of the oil and gas leases legally described on “Exhibit A” with the Oklahoma Corporation Commission and/or the appropriate federal agency. The Buyer agrees to comply with all the rules and regulations of the Oklahoma Corporation Commission and/or BIA/BLM with respect to the oil and gas leases legally described herein and will hold the Seller harmless therefrom provided that any such violation occurs after the date of closing. In addition, the Buyer agrees that within a reasonable time after the closing that the Buyer will file all necessary documents to Change of Operators and or Ownership interests with the BIA/BLM to change the Operator of Record at the BIA/BLM to the Buyer and/or its designee for all the wells which are located on the oil and gas leases legally described herein. Further, the Seller will be responsible to pay the cost for all mechanical integrity tests (MIT) on SWD that may come due prior to August 1, 2023, but Buyer will be responsible for any other costs associated with necessary work to be performed to effectuate the transfer of the subject leases, if required by the OCC, including any additional work needed to be completed or tests needed to be performed to accomplish all transfers of wells or other properties pursuant to the requirements of the respective administrative authority. To the extent, Seller is required to perform work on any such well and/or plug such wells or otherwise abandon and remediate any of the properties or assets included, Seller will be entitled to seek reimbursement from buyer for all associated costs of the work, including a reasonable payment for Seller’s time associated with such work.

21)

Known Environmental Issues: Seller is not aware of any ongoing environmental issues, claims, or disputes between landowners, Sellers, and/or the Oklahoma Corporation Commission, and has disclosed no issues to the Buyer. Prior to closing, the Buyer will perform a review of the properties and independently verify that each property requires no additional environmental work to be performed.

22)

Indemnification by Seller. If the Closing occurs, Seller agrees, for a period of twenty-four (24) months after the Closing Date, to release, indemnify, defend and hold harmless Purchaser, its Affiliates and their respective partners, directors, officers, employees, agents and representatives from and against any and all suits, judgments, damages, claims, liabilities, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees) (i) that are attributable to use, ownership or operation of the Assets attributable to periods of time prior to the Effective Time, (other than relating to the obligation to properly plug and abandon wells located on the Leases) regardless of whether Purchaser was wholly or partially negligent or otherwise at fault, or (ii) that arise out of any breach by Seller of any representation, warranty, covenant or agreement hereunder. This indemnification provision acknowledges that the assets, equipment, real property, personal property, are all being sold as-is, where-is with no warranty and any warranty referenced herein is limited to those representations and warranties in this Agreement.

23)

Indemnification by Purchaser. If the Closing occurs, Purchaser agrees to release, indemnify, defend and hold harmless Seller, its Affiliates and their respective partners, directors, officers, employees, agents and representatives from and against any and all suits, judgments, damages, claims, liabilities, losses, costs and expenses (including court costs and reasonable attorney’s fees) that are attributable to the use, ownership and operation of the Assets arising and attributable to periods of time on or after the Closing Date, or that arise out of any breach by Purchaser of any representation, warranty, covenant or agreement hereunder.

24)	Termination Rights. This Agreement may be terminated at any time prior to the Closing:

a)	By mutual written consent of Purchaser and Seller;

b)

Seller if there shall has been a breach by Purchaser of any of the representations, warranties, covenants or agreements of Purchaser set forth in this Agreement, which breach would result in the failure to satisfy the conditions set forth in Section 4, and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured by the earlier to occur of the Outside Termination Date or twenty (20) days after written notice thereof shall have been received by Purchaser;

c)

Seller or Purchaser up and until September 15, 2023 for any reason whatsoever. If a party wishes to terminate this agreement prior to September 15, 2023 they shall provide notice in writing to the other party. In which case neither party shall have any continuing obligation to the other beyond Purchaser returning or destroying any information of Seller possessed by Purchaser.

25)	This agreement outlines the general terms of this transaction but does not necessarily contain terms that, in the future, may be agreed upon in writing between Buyer and Seller.

26)	The parties further agree:

a)	This Agreement may not be amended, modified, supplemented, or altered in any manner except by a writing signed by all parties.

b)

This Agreement constitutes the entire agreement between the parties regarding the matters contained herein and all prior negotiations, discussions, and agreements between the parties are superseded by this Agreement.

c)

This Agreement is to be construed according to the applicable laws of the State of Oklahoma. The parties disclaim any special relationship between them and acknowledge that this Agreement is based on an arms-length transaction wherein each of the parties was represented by counsel and participated in the preparation hereof and negotiations concerning the sale of the Company Assets

d)

In the event a lawsuit is brought to enforce or interpret any of the terms or obligations contained in this Agreement. The prevailing party shall also be entitled to recover all costs, expenses, and a reasonable attorney fee from the other party.

e)	This Agreement may be executed in counterparts, any one of which constitutes a valid and enforceable agreement, and which together constitutes one agreement.

f)

This Agreement shall be binding upon the parties, their heirs, successors, representatives, and assigns. This Agreement may be freely assigned upon prior written notice thereof to the non-assigning party.

g)

Each party represents and warrants that no other person or entity has or has had any interest in the claims of each Party being settled by this Agreement, that neither Party has transferred or otherwise assigned to any other person or entity any of the claims being settled by this Agreement and that each Party has the sole right and exclusive authority to execute this Agreement.

h)

In entering into this Agreement, each Party represents that it has relied upon the legal advice of its own attorneys, who are the attorneys of its own choice and that the terms of this Agreement have been completely read and explained to each by its attorneys, and that those terms are fully understood and voluntarily accepted by each Party.

i)

The parties to this agreement will execute whatever documents are necessary to comport with the terms and conditions of the agreement as set forth herein to accomplish the ultimate completion of the Agreement.

Agreed and accepted.

(Seller)

NJW OKLAHOMA ACQUISITIONS COMPANY, INC

Carey Nash: President

Date:

(Buyer)

TRULEUM, INC.

By:

Jay Leaver: President

Date: _